Exhibit 4.88

SHARE PURCHASE AGREEMENT

Kaliningrad, Russia

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) dated December 15, 2002 between Telenor Mobile Communications AS, a company organized under the laws of Norway (the “Seller”), and Open Joint Stock Company “VimpelCom-Region”, an open joint stock company organized under the laws of the Russian Federation (the “Purchaser” and, together with the Seller, collectively, the “Parties” and, individually, each, a “Party”).

W I T N E S S E T H :

WHEREAS, the Seller is the owner of 490 registered shares of common stock, in uncertificated form, having a par value of forty six Russian rubles thirty seven and six hundredths of a kopeck (46.376) each (state share issuance registration number No. 35-1-00709, date of registration April 18, 1996) (the “Shares”), of Closed Joint Stock Company “Extel”, a closed joint stock company organized under the laws of the Russian Federation, located at 4/11 Ul. Generala Butkova, Kaliningrad, 236006, Russian Federation (the “Company”), and the Shares represent 49% of the issued and registered shares of common stock of the Company;

WHEREAS, the Purchaser wishes to acquire from the Seller, and the Seller wishes to sell to the Purchaser, all of the Shares;

WHEREAS, the Purchaser’s acquisition of the Shares hereunder shall be subject to the Purchaser’s concurrent acquisition of 51% of the issued and registered shares of common stock of the Company from Sergei Vladimirovich Shirokikh (“Shirokikh”);

NOW, THEREFORE, the Parties agree as follows:

1.

SALE AND PURCHASE OF SHARES

1.1

Upon the terms and subject to the conditions set forth herein, the Seller agrees to sell the Shares to the Purchaser, and the Purchaser agrees to purchase the Shares from the Seller and pay for them (the “Transaction”).

The consummation of the Transaction (the “Closing”) shall be held at 10:00 a.m. (Moscow time) at the offices of the Company, located at 27 Ul. Kutuzova, Kaliningrad, 236010, Russian Federation. The Parties are committed to taking all necessary action so that the Closing will occur on or about December 17, 2002. At the Closing, each and all of the actions specified in Section 4 hereof shall take place, all of which shall be considered to be taking place simultaneously and none of which shall be considered to have taken place unless and until all of such actions shall have taken place

1.2

Deliveries. At the Closing: (a) the Seller shall deliver to the Purchaser a true and correct extract from the share register of the Company, evidencing that the Shares are duly registered in the name of the Purchaser, free and clear of any Liens (as defined below) (other than the Company’s and other shareholders’ rights arising under the Company’s charter and foundation agreement and Russian law in respect of future transfers of the Shares), (b) the Purchaser shall deliver to the Seller the Purchase Price (as defined below) in accordance with Section 2.3 hereof, and (c) the Seller and the Purchaser shall execute and deliver an Act of Delivery and Acceptance, substantially in the form of Exhibit A hereto.

2.

CONSIDERATION

2.1

Purchase Price. The total consideration for the Shares shall be the Russian ruble equivalent of ten million US dollars (US$10,000,000.00) (the “Purchase Price”), calculated in accordance with the Exchange Rate (as defined below) on the date of payment, payable in full at Closing. As used herein, “Exchange Rate” shall mean the Russian ruble / US dollar official rate, as established by the Central Bank of Russia for the date of payment and published in Rossiiskaya Gazeta on the date of payment or posted on the Central Bank of Russia’s website (www.cbr.ru), or, if the payment is made on a day that follows a Sunday or a public holiday, as published in the last issue of Rossiiskaya Gazeta before the date of payment or posted on the Central Bank of Russia’s website (www.cbr.ru). The Purchase Price shall be inclusive of all taxes and other duties, if any, which the Seller shall be solely responsible for and shall be obligated to pay in connection with the Transaction.

2.2

Conversion Costs. The Purchaser shall reimburse the Seller for any and all costs incurred by the Seller in connection with the conversion of the Russian ruble-denominated proceeds of the Purchase Price from Russian rubles into US dollars (including, without limitation, the fees, if any, charged by the Seller’s Bank (as hereinafter defined) for such conversion and an amount equal to the difference between the US dollar proceeds of such conversion (at the conversion rate actually applied by the Seller’s Bank) and the US dollar proceeds which would have been received by the Seller had the Exchange Rate been used for such conversion) (collectively, the “Conversion Costs”); provided, however, that the Purchaser shall reimburse the Seller for such Conversion Costs only if the Seller uses its best efforts to (a) cause such conversion to be effected as soon as possible and in any case not later than one (1) Business Day (as hereinafter defined) following the receipt of such payment in the Seller’s Russian Bank Account and (b) cause such conversion of Russian rubles into US dollars to be effected at the most favorable rate commercially available to the Seller from the Seller’s Bank. The Seller shall notify the Purchaser of the amount of such Conversion Costs (and provide reasonable documentary evidence thereof) within ten (10) Business Days after the receipt of the Purchase Price, and the Purchaser shall reimburse the Seller for the amount specified in such notice by wire transfer to the Seller’s Russian Bank Account (as hereinafter defined) within three (3) Business Days of receipt of such notice. As used herein, “Business Day” shall mean a day other than a Saturday, a Sunday or any day on which banks located in New York, New York, U.S.A., Oslo, Norway, London, England or Moscow, Russia are authorized or obliged to close.

2.3

Payment of the Purchase Price. Subject to the terms and conditions hereof and in consideration of the sale and transfer of the Shares to the Purchaser by the Seller, on the Closing Date, the Purchaser shall pay to the Seller, by wire transfer, in immediately available funds, to the Seller’s Russian Bank Account (as defined below), the Purchase Price. As used herein, “Seller’s Russian Bank Account” shall mean the Russian ruble-denominated bank account of Telenor East Invest AS, the agent for the Seller, held at ZAO Citibank (the “Seller’s Bank”), or such other bank account as may be designated in writing by the Seller pursuant to Section 4.2(h). Upon confirmation of receipt of the Purchase Price in the Seller’s Russian Bank Account, the Seller shall deliver to the Purchaser a true and correct extract from the share register of the Company, evidencing the due registration of the Shares in the name of the Purchaser, free and clear of any Liens (other than the Company’s and other shareholders’ rights arising under the Company’s charter and the foundation agreement and Russian law in respect of future transfers of the Shares).

3.

REPRESENTATIONS AND WARRANTIES

3.1

Representations and Warranties of Seller. The Seller represents and warrants to the Purchaser that, on and as of the date of this Agreement and on and as of the Closing Date:

(a)

The Seller is duly organized and validly existing as a company organized under the laws of Norway and has all requisite corporate and other power and authority to carry on its business as now being and heretofore conducted and to own, use, lease, operate and dispose of the assets and properties which it currently owns, uses, leases and operates.

(b)

The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the Transaction, including, without limitation, to sell the Shares to the Purchaser. The execution and delivery of this Agreement by the Seller and the performance by the Seller of its obligations hereunder have been duly and validly authorized, and no other corporate action on the part of the Seller, its board of directors or its shareholders is necessary therefor.

(c)

This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and by general equitable principles (whether applied by a court of law or equity).

(d)

The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the Transaction will not:

(i)

conflict with or result in a violation or breach of any of the terms or conditions of the Seller’s charter (vedtekter);

(ii)

subject to obtaining the consents, approvals and actions, making the filings and giving the notices specified in Schedule 3.1(d)(ii) hereto, conflict with or result in a violation or breach of any term or provision of any law or any writ, judgment, decree, injunction or similar order of any governmental or regulatory authority (an “Order”) applicable to the Seller or any of its assets and properties; or

(iii)

subject to obtaining the third party consents specified in Schedule 3.1(d)(ii) hereto, conflict with or constitute a breach of or result in a default under any agreement, letter of intent, lease, evidence of Indebtedness (as hereinafter defined), mortgage, pledge agreement or other contract or understanding (whether written or oral) (collectively, “Contracts”) or any license, permit, certificate, authorization, approval, registration or consent granted by any governmental or regulatory authority (collectively, “Licenses”) to which the Seller is a party or by which any of its assets and properties (including, without limitation, any Shares) is bound. As used herein “Indebtedness” shall mean, with respect to any Person, all obligations of such Person (A) for borrowed money, (B) evidenced by notes, bonds, debentures or similar instruments, (C) for the deferred purchase price of goods or services (other than trade payable or accruals incurred in the ordinary course of business), (D) under capital leases or (E) in the nature of a guarantee of any obligation described in clauses (A) through (D) above.

(e)

Except as specified in Schedule 3.1(d)(ii) hereto, no consent, approval or action of, filing with or notice to any governmental or regulatory authority of the Russian Federation or Norway on the part of the Seller is required in connection with the Seller’s execution, delivery or performance of this Agreement or the consummation by the Seller of the Transaction.

(f)

There are no actions, suits, administrative proceedings or arbitration proceedings (collectively, “Actions or Proceedings”) pending or, to the knowledge of the Seller, threatened against, the Seller or any of its assets and properties which could reasonably be expected to result in the issuance of an Order which (i) questions the validity of this Agreement or any action taken or to be taken pursuant hereto or (ii) restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement.

(g)

The Seller validly acquired the Shares from Andrey Anatolievich Alekseenko, Vladimir Ivanovich Dekalchuk and Oksana Gennadievna Shirokikh pursuant to the agreements and documents listed in Schedule 3.1(g) (true and complete copies of which have been provided to the Purchaser) and in compliance with the charter of the Company and Russian law and the purchase price therefor was paid in full by the Seller to the Company as agent for such persons in accordance with Russian law.

The Seller beneficially owns the Shares, free and clear of any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, purchase right, preemptive right, right of first refusal, levy, tax, charge or other encumbrance of any kind, or any similar rights, commitment, claim or demand, or any conditional sale Contract, title retention Contract or other Contract to give effect to any of the foregoing (collectively, “Liens”) (other than the Company’s and other shareholders’ rights arising under the Company’s charter and foundation agreement and Russian law in respect of future transfers of the Shares). On the Closing Date, the Seller will have full right, power and authority to sell, assign, transfer and deliver the Shares to the Purchaser. Upon registration of the Shares in the name of the Purchaser in the register of the Company’s shareholders, against payment therefor in accordance with the terms of this Agreement, good and valid title to the Shares, free and clear of all Liens (other than the Company’s and other shareholders’ rights arising under the Company’s charter and foundation agreement and Russian law in respect of future transfers of the Shares), will be transferred to the Purchaser. The Shares have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to any preemptive or similar rights with respect to the Company or any other shareholder (other than as provided in the Company’s charter and foundation agreement and Russian law), and were properly registered with the appropriate authorities competent for registration of the issue of such shares. The Shares are uncertificated. The Shares constitute no less than 49% of the outstanding share capital of the Company.

(h)

All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Purchaser without the intervention of any Person (as hereinafter defined) on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Purchaser for any finder’s fee, brokerage commission or similar payment. As used herein, “Person” shall mean any natural person, corporation, partnership, limited liability company, proprietorship, other business organization, trust, union, association or governmental or regulatory authority, whether incorporated or unincorporated.

3.2

Representations and Warranties of Seller regarding Company. The Seller represents and warrants to the Purchaser that, on and as of the date of execution of this Agreement and on and as of the Closing Date, except as set forth on Schedule 3.2(I) and the other Schedules hereto, to the Knowledge of the Seller (as hereinafter defined):

(a)

The Company is a closed joint stock company and has been duly organized, is validly existing as a legal entity properly organized, registered and existing under the laws of the Russian Federation, with corporate power and authority to carry on its business as it is currently being conducted and to own, lease and operate its assets and properties.

(b)

Except as described in Schedule 3.2(b) hereto, the Company is not in default under any provision of any Contract to which it is a party or by which it is bound, which involves an obligation of the Company to make payments in any year to any Person exceeding US$50,000 in the aggregate or which default would have a Material Adverse Effect (as hereinafter defined) on the Company and no event has occurred which, but for the passage of time or the giving of notice, would constitute such a default. As used herein, “Material Adverse Effect” shall mean, with respect to any Person (as hereinafter defined), a material adverse effect on or with respect to the business, assets, financial condition or results of operations of such Person and its Subsidiaries (as hereinafter defined) taken as a whole. As used herein, “Subsidiary” shall mean, with respect to any Person, (i) any corporation in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such corporation and/or (ii) any partnership, association, joint venture or other entity in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the equity interests of such partnership, association, joint venture or other entity.

(c)

The Company is not on notice with respect to any intended or possible suspension, termination, withdrawal or cancellation of any of its Telecommunications Licenses (as hereinafter defined). Except as disclosed in Schedule 3.2(c) hereto, the Company has fulfilled and performed all of its material obligations with respect to its Telecommunications Licenses, and no event has occurred which allows, or after notice or lapse of time would allow, suspension, revocation or termination thereof or would result in any other material impairment of the rights of the Company in respect of any such Telecommunications Licenses. No such Telecommunications License contains any restriction that has or could have a Material Adverse Effect on the Company. As used herein, “Telecommunications Licenses” shall mean, collectively, the Licenses described in Schedule 3.2(c) hereto.

(d)

Except as disclosed in Section 3.2(n) there are no Actions or Proceedings pending or threatened against the Company which, if determined adversely to the Company could reasonably be expected to result in, individually or in the aggregate, any judgments or awards against the Company in excess of US$50,000 or could reasonably be expected to have a Material Adverse Effect on the Company.

(e)

As of the date of this Agreement, the entire charter capital of the Company consists of 1,000 shares of common stock. All such shares have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to any pre-emptive or similar rights with respect to the Company or any other shareholder (other than as provided in the Company’s charter and the Foundation Agreement and Russian law), and were properly registered with the appropriate authorities competent for registration of the issue of such shares. All of the shares of the Company are uncertificated.

(f)

Subject to obtaining the third party consents referred to in Schedule 3.1(d)(ii) hereto, neither the execution of this Agreement nor the consummation of the Transaction will (i) violate any material law, regulation, rule, judgment, Order or other restriction of any governmental or regulatory authority to which the Company is subject or by which any of the assets and properties of the Company is bound, (ii) conflict with or constitute a breach of any terms or provisions of the Company’s charter, (iii) conflict with or constitute a breach of or default under any material Contract or License to which the Company is a party or by which any of the assets and properties of the Company is bound, (iv) require the mandatory prepayment of any Indebtedness of the Company prior to the maturity stated therein, or (v) result in the early termination of any Contract or License to which the Company is a party or the imposition of any Lien on any of the assets and properties of the Company.

(g)

All material assets of the Company are in good operating condition and in no need of special maintenance or repair.

(h)

Except as disclosed in Schedule 3.2(h) hereto, the Company does not hold any shares or other equity interests in any other Person.

(i)

The most recent financial statements of the Company were prepared and audited in accordance with Russian accounting standards, consistent with past practice. Such financial statements present the financial position of the Company as of September 30, 2002 in accordance with Russian accounting standards. The accounts receivable of the Company reflected in such financial statements and the accounts receivable arising subsequent to the date of such financial statements arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, are legal, valid and binding obligations of the respective debtors generally enforceable in accordance with their terms, are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such financial statements, and are not the subject of any actions or proceedings brought by or on behalf of the Company or any of its Subsidiaries (except actions or proceedings against subscribers brought by the Company or any of its Subsidiaries in the ordinary course of business).

(j)

Since September 30, 2002, there has not been any material adverse change in the condition (financial or otherwise) or prospects of the Company, and, except for the transactions contemplated by this Agreement and the share purchase agreement dated the date hereof between the Purchaser and Shirokikh (“Shirokikh Share Purchase Agreement”) and the transactions disclosed in Schedule 3.2(j) hereto, there has been no transaction entered into by the Company which is material to the Company other than in the ordinary course of business.

(k)

All information given by, or on behalf of, the Company and the Seller to the Purchaser is true, complete, accurate and not misleading, no such information contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, and all material information concerning the Company’s share capital and the Company’s business has been disclosed to the Purchaser.

(l)

Neither the Company, nor any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated (or is in violation of) any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(m)

Except as set forth in Schedule 3.2(I) hereto, the Company has duly filed with the appropriate taxing authorities (or has received an extension for filing with respect to) all material tax documents required to be filed by it, and each such tax document was, when filed, accurate and complete in all material respects, and the Company has duly paid, on time, or has made adequate reserves for, or has contested in good faith, all material taxes required to be paid or remitted by it or levied against it and no material tax deficiency is currently asserted against the Company.

(n)

Except for the fact that, based on the Company’s financial records as of June 30, 2002, the value of the Company’s net assets was estimated as negative, and except for any violation or alleged violation of, or default or alleged default under, any law or Order applicable to the Company or any of its assets and properties which has been settled or otherwise resolved, the Company is not and has not received a written notice that it is or has been in violation or in default under any law or Order applicable to it or its assets and properties, in each case, which could have a Material Adverse Effect on the Company.

As used herein, “Knowledge of the Seller” shall mean the conscious awareness of facts or other information by the individuals named on Schedule 3.2(II) hereto, without any of such individuals having (a) examined any of the Seller’s, the Company’s or any other Person’s records, (b) reviewed any agreements, documents, certificates, protocols, minutes, resolutions or other papers (other than Section 3.2 of this Agreement and Schedules 3.2.(I), 3.2(b), 3.2(c), 3.2(h) and 3.2(j) hereto), or (c) made any inquiries of the Company, other employees or former employees of Telenor ASA, the Seller or any other Person.

3.3

Representations and Warranties of Purchaser. The Purchaser represents and warrants to the Seller that, on and as of the date of this Agreement and on and as of the Closing Date:

(a)

The Purchaser is duly organized and validly existing as an open joint stock company under the laws of the Russian Federation and has all requisite corporate and other power and authority to carry on its business as now being and heretofore conducted and to own, use, lease, operate and dispose of the assets and properties which it currently owns, uses, leases and operates.

(b)

Except as set forth in Schedule 3.3(d)(ii) hereto, the Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Purchaser, and the performance by the Purchaser of its obligations hereunder have been duly and validly authorized and no other corporate action on the part of the Purchaser or its shareholders is necessary therefore.

(c)

This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and by general equitable principles (whether applied by a court of law or equity).

(d)

The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Transaction will not:

(i)

conflict with or result in a violation or breach of any of the terms or conditions of the Purchaser’s charter;

(ii)

subject to obtaining the consents, approvals and actions, making the filings and giving the notices specified in Schedule 3.3(d)(ii) hereto, conflict with or result in a violation or breach of any term or provision of any law or Order applicable to the Purchaser or any of its assets and properties; or

(iii)

subject to obtaining the consents specified in Schedule 3.3(d)(ii) hereto, conflict with, constitute a breach of or result in a default under any Contract or License to which the Purchaser is a party or by which any of its assets and properties is bound.

(e)

Except as specified in Schedule 3.3(d)(ii) hereto, no consent, approval or action of, filing with or notice to any governmental or regulatory authority of the Russian Federation on the part of the Purchaser is required in connection with the Purchaser’s execution, delivery or performance of this Agreement or the consummation by the Purchaser of the Transaction.

(f)

There are no Actions or Proceedings pending or, to the knowledge of the Purchaser, threatened against, the Purchaser or any of its assets and properties which could reasonably be expected to result in the issuance of an Order which (i) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (ii) restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement.

(g)

All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Seller without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against the Seller for any finder’s fee, brokerage commission or similar payment.

(h)

There is no breach of any representation or warranty made by the Seller in this Agreement of which the Purchaser has actual knowledge.

4.

CONDITIONS PRECEDENT

4.1

Conditions Precedent to Seller’s Obligations. Seller’s obligation to sell the Shares to the Purchaser and its obligation to waive its preemptive right in respect of the purchase of Shirokikh’s shares in the Company in favor of the Purchaser shall be subject to the following conditions having been satisfied (or waived in writing by the Seller):

(a)

The Purchaser’s representations and warranties contained in this Agreement shall be true and correct on and as of the Closing Date

(b)

The Purchaser shall have fully performed and complied with its obligations under Section 5.2 (to the extent not waived in writing by the Seller).

(c)

There shall not be in effect on the Closing Date any Order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement and there shall not be pending on the Closing Date any Action or Proceeding or any other action in, before or by any governmental or regulatory authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to the Purchaser or the Seller or the transactions contemplated by this Agreement of any such law.

(d)

All consents, approvals and actions of, filings with and notices to any governmental or regulatory authority specified in Schedule 3.3(d)(ii) hereto, including the approval of the Ministry of Anti-Monopoly Policy and Support for Enterpreneurship in the Russian Federation (“MAMP”) in respect of the Purchaser’s acquisition of the Shares, which are required to have been obtained, made or given (as applicable) by the Purchaser pursuant to applicable law and are necessary for the performance of the obligations of the Purchaser under this Agreement (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived (unless any such condition relates to reporting or other requirements which by the terms of such consents, approvals, actions, filings or notices can only be effected on or after the Closing) and (iii) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority shall have occurred.

(e)

All necessary third party consents (or in lieu thereof waivers) and agreements specified in Schedule 3.3(d)(ii) hereto, including confirmation that Shirokikh and the Company were properly notified and waived their right of first refusal in connection with Purchaser’s acquisition of the shares (or the relevant time period has expired), (i) shall have been obtained by the Purchaser, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived (unless any such condition relates to reporting or other requirements which by the terms of such consents can only be effected on or after the Closing) and (iii) shall be in full force and effect.

(f)

The Purchaser shall have delivered to the Seller a certificate of the Secretary of the Board of Directors of OAO “Vimpel-Communications” (“VimpelCom”) as to the incumbency of, and such other documents as are necessary to evidence the signatory authority of, the Person or Persons executing this Agreement, and all other documents delivered hereunder on behalf of the Purchaser, attached to which are true and correct copies of the Purchaser’s charter and resolutions of the Purchaser’s shareholders, authorizing the Purchaser’s execution, delivery and performance of this Agreement and the acquisition of the Shares in accordance with the terms hereof.

(g)

The Purchaser shall have delivered by hand, by courier or by fax to the Seller the documents listed in Schedule 4.1(g) hereto.

(h)

ZAO Citibank shall have delivered to the Company and the Seller a waiver satisfactory in form and substance to the Seller confirming that ZAO Citibank has waived any event of default under the Credit Agreement dated November 4, 1997 (the “Citibank Credit Agreement”) between and among the Company, ZAO Citibank (formerly known as Citibank T/O) and the Seller, which, in the absence of such waiver, would arise as a result of the consummation of the Transaction.

(i)

VimpelCom and the Seller shall have entered into a binding guarantee agreement (the “Guarantee”) satisfactory in form and substance to the Seller under which VimpelCom shall have agreed to (i) ensure that (A) the Seller is released from all of its obligations under the Citibank Guarantee between the Seller and Citibank, N.A. (the “Citibank Guarantee”) in respect of the Company’s obligations under the Citibank Credit Agreement and (B) the Seller is released from all of its obligations, if any, under the Citibank Credit Agreement, in each case, no later than January 15, 2003.

4.2

Conditions Precedent to Purchaser’s Obligations. The Purchaser’s obligation to purchase the Shares from the Seller shall be subject to the following conditions having been satisfied (or waived in writing by the Purchaser):

(a)

The Seller’s representations and warranties contained in this Agreement shall be true and correct on and as of the Closing Date.

(b)

The Seller shall have fully performed and complied with its obligations under Section 5.1 (to the extent not waived in writing by the Purchaser).

(c)

There shall not be in effect on the Closing Date any Order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement and there shall not be pending on the Closing Date any Action or Proceeding or any other action in, before or by any governmental or regulatory authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to the Purchaser or the Seller or the transactions contemplated by this Agreement of any such law.

(d)

All consents, approvals and actions of, filings with and notices to any governmental or regulatory authority specified in Schedule 3.1(d)(ii) and Schedule 3.3(d)(ii) hereto which are required to have been obtained, made or given (as applicable) by the Seller or the Purchaser, as applicable, pursuant to applicable law and are necessary for the performance of the obligations of the Seller or the Purchaser, as applicable, under this Agreement (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived (unless any such condition relates to reporting or other requirements which by the terms of such consents, approvals, actions, filings or notices can only be effected on or after the Closing) and (iii) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority shall have occurred.

(e)

All necessary third party consents (or in lieu thereof, waivers) and agreements specified in Schedule 3.1(d)(ii) and Schedule 3.3(d)(ii) hereto, including confirmation that Shirokikh and the Company were properly notified and waived their rights of first refusal in connection with Purchaser’s acquisition of the Shares (or relevant time period has expired), (i) shall have been obtained by the Seller or the Purchaser, as applicable, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived (unless any such condition relates to reporting or other requirements which by the terms of such consents can only be effected on or after the Closing) and (iii) shall be in full force and effect.

(f)

The Seller shall have delivered to the Purchaser a certificate of a director of the Seller as to the incumbency of, and such other documents as are necessary to evidence the signatory authority of, the Person or Persons executing this Agreement, the share transfer order for the transfer of the Shares to the Purchaser (the “Transfer Order”) and all other documents required to be delivered hereunder on behalf of the Seller, attached to which are true and correct, duly apostilled and notarized copies of the Seller’s constitutive documents and resolutions of the Seller’s board of directors, and, if required by applicable law, the Seller’s shareholders, authorizing the Seller’s execution, delivery and performance of this Agreement and the sale of the Shares in accordance with the terms hereof.

(g)

The Company shall have transferred the functions of the holder of the register of shareholders (owner of registered securities) of the Company to OAO National Registration Company (Moscow, Ul. Veresaeva, 6) and the Seller shall have delivered to the Purchaser an extract from the register of the Company’s shareholders dated the Closing Date, showing the Seller as the owner of the Shares, free and clear of all Liens (other than the Company’s and other shareholders’ rights arising under the Company’s charter and foundation agreement and Russian law in respect of future transfers of the Shares).

(h)

If the Seller wishes the Purchase Price to be paid to a bank account other than the account specified in Section 7.8, the Seller shall have delivered (or caused to be delivered) to the Purchaser at least three (3) Business Days prior to the date on which such payment is scheduled to be made the Seller’s instruction for the wire transfer of the Purchase Price.

(i)

The Purchaser shall have obtained a fairness opinion from a Russian investment bank, addressed to VimpelCom’s board of directors, as to the fairness, from a financial point of view, to VimpelCom, the Purchaser and VimpelCom’s minority shareholders of the terms of the Transactions.

(j)

Prior to or concurrently with its obligations under this Agreement becoming unconditional, the Purchaser’s obligations under the Shirokikh Share Purchase Agreement shall have become unconditional, and the closing under the Shirokikh Share Purchase Agreement shall be consummated on the Closing Date simultaneously with the Closing.

5.

COVENANTS

5.1

Covenants of Seller. The Seller covenants and agrees with the Purchaser that, at all times from and after the date hereof until the earlier of (i) the date of termination of this Agreement and (ii) the Closing, the Seller will comply with all covenants and provisions of this Section 5.1.

(a)

The Seller will not take, nor will it permit any of its affiliates (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person (as hereinafter defined) retained by or acting for or on its behalf or on behalf of any such affiliate) to take, directly or indirectly, any action to initiate, assist, solicit, negotiate, encourage or accept any offer or inquiry from any Person (or any Person known by the Seller to be acting on behalf of another Person) to engage in, reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for the transfer, assignment, pledge, acquisition or other disposition of any of the Shares. If the Seller (or any Person acting for or on its behalf) receives from any Person any offer, inquiry or informational request relating to any transaction of the type referred to in this Section 5.1(a), the Seller will promptly advise the Purchaser in writing of such offer, inquiry or request and, if such offer, inquiry or request is in writing, deliver a copy thereof to the Purchaser.

(b)

The Seller shall take all steps necessary and proceed diligently and in good faith to satisfy each condition precedent contained in Section 4.2 which is required to be fulfilled by it, and shall immediately notify the Purchaser when the Seller believes such conditions precedent have been fulfilled or when the Seller is unable to satisfy any such condition precedent.

(c)

Subject to the fulfillment of conditions listed in Section 4.1 hereof, the Seller covenants to waive its preemptive rights with respect to the purchase of Shirokikh’s shares in the Company by the Purchaser.

(d)

The Seller covenants to use its best efforts to cure any violations or breaches of any representations, covenants or conditions and to take all necessary steps to fulfill the conditions set forth herein.

5.2

Covenants of Purchaser. (a) The Purchaser covenants and agrees with the Seller that, at all times from and after the date hereof until the Closing, the Purchaser will comply with all covenants and provisions of this Section 5.2(a).

(i)

The Purchaser shall take all steps necessary and proceed diligently and in good faith to satisfy each condition precedent contained in Section 4.1 which is required to be fulfilled by it, and shall immediately notify the Seller when the Purchaser believes such conditions have been fulfilled or when the Purchaser is unable to satisfy any such condition precedent; and

(ii)

The Purchaser covenants to use best efforts to cure any violations or breaches of any representations, covenants or conditions and to take all necessary steps to fulfill the conditions set forth herein.

(b)

The Purchaser covenants and agrees with the Seller that, within two (2) Business Days after the Closing, the Purchaser shall cause the Company to enter into a settlement agreement with the Seller (the “Settlement Agreement”) in respect of the payment of the Russian ruble equivalent of one million four hundred twelve thousand one hundred ninety-four US dollars and seventy-nine cents (US$1,412,194.79) owed by the Company to the Seller (the “Company Debt”) under the Security Agreement dated November 4, 1997 between the Company and the Seller and the Agreement for Consulting Services dated March 23, 1997, between the Company and the Seller, with at least US$470,000 of the outstanding amount thereof being due and payable on June 30, 2003, US$470,000 of the outstanding amount thereof being due and payable on December 31, 2003 and the remaining balance thereof being due and payable on June 30, 2004, in each case, to the Seller’s Russian Bank Account and the Purchaser shall cause the Company to pay such accounts on such dates.

6.

PUBLIC STATEMENTS AND CONFIDENTIALITY

6.1

No Public Statements. No announcement or press release concerning the Transaction or any matter ancillary thereto shall be made by either Party either before or after the Closing Date, without the prior written consent of the other Party, provided that nothing herein shall prevent either Party from making any announcement, notice or filing required by law or the rules of any stock exchange or securities regulatory authority to which such Party is subject; provided further that VimpelCom and Telenor ASA may issue press releases regarding the Transaction immediately upon the Closing and file copies of the same with the United States Securities and Exchange Commission, The New York Stock Exchange, Nasdaq and the Oslo Stock Exchange, as applicable.

6.2

Non-disclosure of Present Arrangement. The Parties shall treat as confidential for the period of three (3) years from the date hereof the terms of this Agreement and shall not, directly or indirectly, disclose, or permit the disclosure, of such terms, conditions or other aspects thereof, without prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except to the legal, financial or business consultants or auditors of the relevant Party or to the Party’s affiliates, or to third parties from whom a Party is required to obtain a consent or approval , provided that nothing herein shall prevent either Party from making any announcement, notice or filing required by law or the rules of any stock exchange or securities regulatory authority to which such Party is subject.

7.

MISCELLANEOUS

7.1

(a)     Subject to Section 7.1(c) hereof, each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party (and its principals, officers, directors, employees, affiliates and assigns) (the “Indemnified Party”) from and against any and all losses, liabilities, damages, deficiencies, costs or expenses, including attorneys’ fees, disbursements or other charges (collectively, “Losses”), based upon, arising out of, or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or undertaking of the Indemnifying Party contained in this Agreement (but excluding any claims for lost profits). Each Party’s indemnity hereunder shall be in addition to any liability to which the Indemnifying Party may otherwise be subject, provided that any recovery by the Indemnified Party from the Indemnifying Party in respect of a claim under this Section 7.1 shall be without duplication of any other recovery for such claim by the Indemnified Party from the Indemnifying Party. In the event that any claim is asserted against the Indemnified Party, or the Indemnified Party is made a party defendant in any Action or Proceeding, and such claim, Action or Proceeding involves a matter which is the subject of a claim for indemnification under this Section 7.1, then the Indemnified Party shall (i) promptly give written notice pursuant to Section 7.7 hereof to the Indemnifying Party, of such claim, Action or Proceeding, and (ii) not make any admission of liability, agreement or compromise with any Person in relation to such claim without prior written notice to the Indemnifying Party; and the Indemnifying Party shall have the right to join in the defense of said claim, Action or Proceeding at the Indemnifying Party’s own cost and expense and, if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken to the extent such judgment involves an indemnifiable claim under this Section 7.1 and subject to the limitations in Section 7.1(c), and if the Indemnified Party is reasonably assured of the Indemnifying Party’s ability to satisfy such agreement, then, at the option of the Indemnifying Party, the Indemnifying Party may take over the defense of such claim, Action or Proceeding, except that, in such case, the Indemnified Party shall have the right to join in the defense of said claim, Action or Proceeding at its own cost and expense, and the Indemnifying Party shall not make any admission of liability, agreement or compromise with respect to such claim without the prior written consent of the Indemnified Party.

(b)

In addition to the obligations of the Purchaser under Section 2.2 hereof, the Purchaser agrees to indemnify, defend and hold harmless the Seller from and against any and all Losses incurred by the Seller as a result of the Seller’s inability to purchase US dollars with, or otherwise effect the conversion into US dollars of, all or any portion of the Russian ruble proceeds of the Purchase Price within five (5) Business Days from the date of payment of such Russian ruble proceeds into the Seller’s Russian Bank Account; provided (i) the Seller’s inability to convert such Russian ruble proceeds of the Purchase Price is not due to (A) the Seller’s failure to instruct the Seller’s Bank to undertake such conversion or (B) the Seller’s Bank’s failure to effect such conversion in accordance with such instructions; (ii) the Seller shall take reasonable actions to mitigate any such Losses as and when such actions are permitted by applicable law; and (iii) the Seller makes a claim for any such Loss within twelve (12) months from the date of payment of the Russian ruble proceeds which the Seller has been unable to convert into US dollars.

(c)

Notwithstanding any other provision of this Agreement to the contrary:

(i)

subject to the limitations specified in sub-clauses (ii) - (v) (inclusive) of this Section 7.1(c), the aggregate liability of each Party for indemnification under Section 7.1(a) hereof shall not exceed the lesser of (A) an amount equal to the total of such Party’s Losses indemnified against hereunder and (B) the Purchase Price;

(ii) the aggregate liability of the Seller for indemnification for any inaccuracy in or any breach of any of the Seller’s representations and warranties contained in Section 3.2 hereof shall not exceed the lesser of (A) an amount equal to forty-nine percent (49%) of the total of the Purchaser’s Losses arising from such inaccuracy or breach and indemnified against hereunder and (B) US$7,000,000; provided that (1) if as of the date any claim is made hereunder by the Purchaser in respect of any such inaccuracy or breach, the aggregate amount of all claims made by the Purchaser under this Section 7.1 in respect of Section 3.2 (including the proposed claim) does not exceed US$500,000, the Seller shall have no liability hereunder and (2) if as of the date any claim is made hereunder by the Purchaser in respect of any such inaccuracy or breach, the aggregate amount of all claims made by the Purchaser under this Section 7.1 in respect of Section 3.2 (including the proposed claim) exceeds US$500,000, subject to the limitations specified in this Section 7.1(c)(ii) above, the Seller shall be liable for the entire amount of such claims;

(iii)

a Party shall have no liability in respect of any claim unless such claim is made in good faith and unless written particulars of such claim (giving such details of the specific matter in respect of which such claim is made as are then in the possession the claimant Party) shall have been given to such Party pursuant to Section 7.7 hereof (A) in the case of any claim made by a Party in respect of Section 3.1 (other than Section 3.1(g)), Secction 3.2 or Section 3.3 hereof, within the twelve (12)-month survival period specified in Section 7.1(d)(i) hereof and (B) in the case of any claim made by the Purchaser in respect of Section 3.1(g) hereof, within the twenty-four (24)-month survival period specified in Section 7.1(d)(ii) hereof;

(iv)

no Party shall have any liability in respect of any claim under this Section 7.1 if:

(A)

such claim shall arise by reason of a liability of a Party which is contingent only, in which case, the Indemnifying Party shall have no obligation to make any payment in respect of such claim until such time as the contingent liability ceases to be contingent and becomes actual; and

(B)

to the extent that such claim relates to any Loss for which the claimant Party actually recovers under the terms of any insurance policy in effect at the Closing Date; and

(v)

no Party shall be entitled to be paid more than once in respect of any claim arising out of the same subject matter.

(d)

Each Party has the right to rely fully upon the representations, warranties, covenants and agreements of the other Party contained in this Agreement. All representations and warranties of the Parties contained in Section 3 shall survive the Closing and (i) in the case of the representations and warranties of the Parties contained in Section 3.1 (other than Section 3.1(g)), Section 3.2 and Section 3.3 hereof, shall remain in effect for a period of twelve (12) months following the Closing Date and (ii) in the case of the representations and warranties of the Seller contained in Section 3.1(g) hereof, shall remain in effect for a period of twenty-four (24) months following the Closing Date. In addition to the foregoing, the obligations of the Parties under this Section 7.1 shall survive the Closing and the termination of this Agreement.

7.2

Term and Early Termination. This Agreement shall take effect on the date hereof and shall terminate in the earlier of: (i) full performance of the Parties’ obligations hereunder, (ii) the mutual written consent of the Parties and (iii) January 31, 2003 if the Closing has not occurred prior to such date. If this Agreement is validly terminated pursuant to Section 7.2(i) or (ii), this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Seller or the Purchaser (or any of their respective officers, directors, employees, agents or other representatives or affiliates), except that (A) Section 7.1, Section 7.6 and Section 8 hereof will continue to be in effect and shall apply following any such termination and (B) if the Closing occurs, Section 5.2(b) hereof will continue to be in effect and shall apply following the Closing and any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 7.2(iii), the Seller will remain liable to the Purchaser for any breach of this Agreement by the Seller existing at the time of such termination, and the Purchaser will remain liable to the Seller for any breach of this Agreement by the Purchaser existing at the time of such termination, and the Seller or the Purchaser, as the case may be, may seek such remedies, including damages and legal fees, against the other Party with respect to any such breach as are provided in this Agreement or as are otherwise available at law.

7.3

Amendments. No amendment or modification to this Agreement shall be effective unless made in writing and signed by both Parties.

7.4

Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of any right hereunder, nor shall it deprive that Party of the right thereafter to insist upon the strict adherence to the respective term or any other terms of this Agreement.

7.5

Parties in Interest. This Agreement shall be binding upon, and inure to the benefit of, the Parties and may not be assigned by the Seller or the Purchaser to any third party, without the prior written consent of the other Party.

7.6

Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of the Parties will pay its own costs and expenses, including, without limitation, legal fees, incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

7.7

Notices. All notices, requests, demands and other communications shall be in writing and delivered by hand, by courier, by post or facsimile and shall be addressed as follows:

If to the Purchaser, to:

OAO “VimpelCom-Region”
10 Ulitsa 8-Marta
Building 14
Moscow 127083
Russian Federation

Attn: Alexei M. Mischenko
Fax: +7 095 910 5993

If to the Seller, to:

Telenor Mobile Communications AS
Snarøyveien 30
N-1331 Fornebu
Norway

Attn: Mr. Arne-Kjetil Lian
Fax: +47 962 11 789

or to such other address or to such other Person as any Party shall have last designated by notice to the other Party. All such notices, requests and other communications, including any request for arbitration will: (a) if delivered personally to the address as provided in this Section 7.7, be deemed given and effective upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 7.7, be deemed given and effective upon receipt, and (c) if delivered by courier in the manner described above to the address as provided in this Section 7.7, be deemed given and effective upon confirmed receipt (in each case, regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 7.7).

7.8

Seller’s Account. Unless otherwise notified by the Seller to the Purchaser in writing, the Seller’s Russian Bank Account shall be:

ZAO Citibank
8-10 Gasheka
125047 Moscow
Russian Federation
(”Russian text was illegible”) 044525202
Acc. 30101810300000000202
Account No.: 40814810800500804025
INN:                7738149054

7.9

Languages and Counterparts. This Agreement has been executed in two counterparts, each in both the Russian and English languages, one for each Party. In the event of any discrepancies or differences between the texts, the English version shall prevail.

7.10

Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof, and contains the sole and entire agreement between the Parties with respect to the subject matter hereof.

8.

GOVERNING LAW AND DISPUTE RESOLUTION

8.1

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

8.2

Dispute Resolution.

(a)

Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the “UNCITRAL Rules”) in accordance with the following terms and conditions:

(i)

In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

(ii)

The place of the arbitration shall be Geneva, Switzerland.

(iii)

Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the UNCITRAL Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the UNCITRAL Rules within thirty (30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce, acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s). In the event that all claimants and all respondents cannot agree upon their respective appointment(s) within thirty (30) Business Days of the date of the notice of arbitration, all appointments shall be made by the International Court of Arbitration of the International Chamber of Commerce.

(iv)

The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

(v)

The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(vi)

The award of the arbitrators shall be final and binding on the Parties.

(vii)

The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction.

(b)

Except for arbitration proceedings pursuant to Section 8.2(a), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the Parties in connection with any matter arising out of or in connection with this Agreement.

(c)

Each Party irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding permitted by Section 8.2(b), with the same effect as if such Party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the Party effecting such service shall also deliver a copy thereof on the date of such service to the other Party by facsimile as specified in Section 7.7. Each Party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected Party will appoint a successor agent and attorney in New York reasonably satisfactory to the other Party, with like powers. Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 8.2 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of a Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other Party in any other jurisdiction in a manner not inconsistent with Section 8.2(b).

(d)

Each of the Purchaser and the Seller hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and in performing its obligations hereunder, and each of the Purchaser and the Seller hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

The Seller
TELENOR MOBILE COMMUNICATIONS AS
By:	/signed/

Name:	Arne-Kjetil Lian
Title:	Attorney-in-Fact
/Seal/

The Purchaser
OPEN JOINT STOCK COMPANY “VIMPELCOM-REGION”
By:	/signed/

Name:	A.Mishchenko
Title:	General Director
/seal/